Exhibit 10.46

BURLINGTON NORTHERN SANTA FE CORPORATION

DESCRIPTION OF EXECUTIVE OFFICER CASH COMPENSATION

FOR 2006

Annual Cash Compensation

Base Salary – Set forth below are the base salaries of the Chief Executive Officer and each of the four most highly compensated executive officers in 2005 and their increased annual base salaries effective February 16, 2006. The Company considers various factors in assigning executive officers to specific salary ranges, including job content, level of responsibility, accountability, and the competitive compensation market. On an annual basis, all executive officers’ salaries are reviewed and adjusted to reflect individual performance and position within their respective ranges.

Incentive Compensation Plan (ICP) Target – Executive officers are eligible for annual performance-based awards under the Company’s ICP, as are all salaried employees. If the Company attains its targeted performance goals, cash compensation levels (base salary plus annual incentives) will approximate the 50th percentile of companies from general industry with revenue comparable to the Company (“comparison group”). At the 2006 annual meeting, shareholders will consider amending the ICP to qualify performance-based compensation under Section 162(m) of the Internal Revenue Code. Contingent on that approval, the 2006 ICP goal for the CEO and executive vice presidents will be weighted 100 percent upon achievement of the targeted level of cash flow (from operations). The Compensation and Development Committee of the Board (the “Committee”) has the authority to reduce the amount of the awards for the CEO and executive vice presidents based on those factors the Committee determines to be relevant. For all other participants, including all other executive officers, the Company’s goals will be weighted 55 percent, 30 percent and 15 percent upon achievement of targeted levels of earnings per share, velocity and safety, respectively. Performance against these annual goals, which are consistent with the Company’s long-term objectives and aligned with shareholder returns, will be among the factors that the Committee will consider in determining any reductions to the awards for the CEO and the executive vice presidents.

Long-Term Incentives – Opportunities provided to executive officers under long-term incentive programs are targeted to approximate the 60th percentile of the comparison group for total direct compensation (cash plus long-term incentives).

Incentive Bonus Stock Program – To encourage individual stock ownership, executive officers had previously been given the opportunity to exchange up to 100 percent of their ICP cash awards for a grant of restricted stock. Participants electing the exchange received a restricted stock grant equal to 150 percent of the ICP award foregone. Shares vested three years after grant. On February 28, 2005, the Committee amended the Program to provide that the maximum which could be exchanged from the 2005 ICP award was 100 percent of the individual’s target ICP award, and that the restricted stock grant would be equal to 135 percent of the ICP award foregone. On September 14, 2005, the Committee amended the Program so that no exchanges are permitted beyond those for ICP awards earned in 2005. See Exhibits 10.8 and 10.38 to this Form 10-K.

Salary Exchange Option Program – To reinforce the link between stock price performance and executive compensation, executive officers have had the opportunity to elect to exchange up to 25 percent of their base salary each year for a grant of non-qualified stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and with a term of up to ten years from the date of grant. Participants received 450 non-qualified stock options for each $1,000 of base salary exchanged and may have elected salary exchanges for up to three consecutive years at one time. Options vest on the anniversary of the date of grant following the year for which the base salary was exchanged. On February 28, 2005, the Compensation and Development Committee amended the Program to provide that no elections are permitted beyond that date. See Exhibits 10.18 and 10.33 to this Form 10-K.

Stock Options, Restricted Stock, Restricted Stock Units and Performance Stock – Under the Stock Plan, the Company makes periodic grants of stock options, restricted stock or restricted stock units and performance stock to executive officers. Stock options cannot be issued with an exercise price below the fair market value of the Company common stock on the date of grant, thus ensuring that recipients will benefit only when the price of the Company’s stock appreciates, and they vest pro rata over three years. Stock options granted to executive officers prior to February 28, 2005, may have also included a reload feature that encourages them to exercise their options using previously acquired shares of the Company’s common stock and helps them achieve their stock ownership goals; reload grants of options vest in six months but expire under the terms of the original option grant. Grants of restricted stock or restricted stock units provide for vesting in three years after grant; vesting may also be contingent on achievement of Company performance goals. Awards of performance stock vest three years after award date, contingent on achievement of Company performance goals. See Exhibits 10.21, 10.31, 10.32, 10.33, 10.34, 10.35 and 10.38 to this Form 10-K.

Matthew Rose

Chairman, President and Chief Executive Officer

Base
2005	$1,100,000
2006	$1,100,000

Thomas Hund

Executive Vice President and Chief Financial Officer

Base
2005	$473,500
2006*	$487,700

Carl Ice

Executive Vice President and Chief Operations Officer

Base
2005	$520,000
2006*	$535,600

John Lanigan

Executive Vice President and Chief Marketing Officer

Base
2005	$500,000
2006*	$515,000

Jeffrey Moreland

Executive Vice President Law & Government Affairs and Secretary

Base
2005	$455,000
2006*	$468,700

*	Salary increases from 2005 levels are effective February 16, 2006